January  18,  2001


Confidential

Mr.  Chet  Godrick
PricewaterhouseCoopers  L.L.P.
250  West  Pratt  Street
Baltimore,  MD  21201-2304

Dear  Mr.  Godrick:

     You have requested information with respect to matters as to which I have devoted substantive attention on behalf of Calvert Social Investment Fund, The Calvert Fund, Calvert World Values Fund, Inc., and Calvert Cash Reserves, in the form of legal consultation.

     Whenever, in the course of performing legal services for the Funds with respect to a matter that I recognize may involve an unasserted possible claim or assessment calling for a determination whether financial statement disclosure is appropriate, I so advise the Funds and consult with the Funds regarding the appropriateness of such disclosure in view of the applicable requirements of Statement of Financial Accounting Standards No. 5.

     Unasserted claims are regarded as material if they have the possibility of exceeding $125,000. The information specified in this letter is as of January 18, 2001. Material changes may occur after this date and I assume no responsibility or obligation to advise you of any changes which subsequently may be brought to my attention.

     I am not aware of any pending or threatened litigation, claims, or assessments or of any unasserted claims or assessments considered to be probable of assertion against the Fund.

     This response is made in accordance with, is limited by, and incorporates by reference the American Bar Association Statement of Policy regarding Lawyers' Response to Auditors' Request for Information (December 1975). Without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement and the accompanying Commentary (which is an integral part of this Statement).

                                   Sincerely,



                                   William  M.  Tartikoff

cc:  Ronald  M.  Wolfsheimer